As filed with the Securities and Exchange Commission on July 17, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDIZONE INTERNATIONAL, INC.
(Exact name of issuer as specified in its charter)

Nevada	87-0412648
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4000 Bridgeway, Suite 401, Sausalito, California	94965
(Address of Principal Executive Offices)	(Zip Code)

Medizone International, Inc. 2014 Equity Incentive Plan
(Full title of the plan)

Edwin G. Marshall Chief Executive Officer	Copy To:
Medizone International, Inc.	Kevin R. Pinegar, Esq.
4000 Bridgeway, Suite 401	Durham Jones & Pinegar, P.C.
Sausalito, CA 94965	111 East Broadway, Suite 900
(415) 331-0303 (telephone)	Salt Lake City, UT 84111
(Name, address and telephone number, including area code of agent for service)	(801) 415-3500 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.001 par value per share	6,000,000 shares	$0.205 (2)	$1,230,000(2)	$158.42

(1)	Pursuant to Rule 416(a), this registration statement covers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the closing sales price of the Registrant’s Common Stock on July 16, 2014, as reported on the OTC Markets (OTCQB).

EXPLANATORY NOTE

This Registration Statement relates to shares of our Common Stock issuable pursuant to awards made or to be made under our 2014 Equity Incentive Plan (“Plan”) adopted April 30, 2014, including the awards listed below made following the adoption of the Plan by our Board of Directors.  All grants were made on April 30, 2014 and are exercisable from the date of grant for a period of five years at a price of $0.163 per share, the closing price of the Common Stock on the date of grant.  Holders of the option awards and their positions in the Company are as follows:

Name of Holder	Number of Option Shares
Directors:
Edwin G. Marshall	250,000 Shares
Richard G. Solomon	250,000 Shares
Daniel D. Hoyt	250,000 Shares
Michael E. Shannon	250,000 Shares

Other Officers:
Tommy Auger, CFO	100,000 Shares
Glen Balzer, Distribution Manager	100,000 Shares
Jill Marshall, Director of Operations	75,000 Shares

Consultants
Steve Hanni	75,000 Shares

There remain 4,650,000 shares of Common Stock issuable under the Plan.

Part I Information Required in the Section 10(a) Prospectus.

The documents containing the information specified in this Part I will be sent or provided to participants as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1).

Part II Information Required in the Registration Statement.

Item 3.	Incorporation of Documents by Reference.

The following documents, as filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference and made a part hereof:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;
(2)	the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2014;
(3)	the Registrant’s Current Reports on Form 8-K filed with the SEC on February 28 and June 4, 2014;
(4)
the description of the Registrant’s Common Stock contained in a registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

(5)
all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan have been issued or which deregisters all such securities remaining unissued.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents, except for information furnished in any such filings, which information is not deemed filed and is not incorporated by reference herein.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS"), our articles of incorporation and our bylaws.

 Nevada Revised Statutes

 Section 78.7502 of the NRS provides as follows:

1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.            A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides as follows:

1.            Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)           By the stockholders;

(b)           By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)           If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)           If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.           The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

3.           The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)           Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)           Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

 Our Articles of Incorporation and Bylaws

Article VII of our Articles of Incorporation and Article VI of our Bylaws provide that we shall indemnify a director or officer to the full extent permitted by the Nevada Business Corporations Act as in effect at the time of the conduct by such person. Specifically, our Bylaws provide as follows:

Section 4.16.  Indemnification: Advancement of Expenses. The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by the Nevada Private Corporations Act as the same now exists or many hereafter be amended. In the event that the Nevada Private Corporations Act is amended after the filing of the Corporation’s Articles of Incorporation with the Nevada Secretary of State’s Office so as to authorize corporate action further eliminating or limiting the personal liability of an officer or director, then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Private Corporations Act as so amended.  The Corporation shall pay the expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit of proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it should by ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Nevada Private Corporations Act.  Any amendment to or repeal of any of the provisions in this Section 4.16 shall not adversely affect any right or protection of an officer or director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

Section 4.17.  Indemnification of Employees and Agents.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by the provision of Section 4.16 of these Bylaws and Article VII of the Corporation’s Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is unenforceable, or that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.  Our articles of incorporation do not limit the automatic director immunity from liability under the NRS.

Our Articles of Incorporation further provide that, to the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

1.           acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

2.           the payment of dividends in violation of NRS 78.300.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description of Exhibit

4.1	Medizone International, Inc. 2014 Equity Incentive Plan

5.1	Opinion of Counsel employed by Medizone International, Inc.

23.1	Consent of Counsel employed by Medizone International, Inc. (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

Item 9.	Undertakings.

Rule 415 Offering

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Filings Incorporating Subsequent Exchange Act Documents By Reference

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sausalito, California, on July 17, 2014.

MEDIZONE INTERNATIONAL, INC.

By:	/s/ Edwin G. Marshall
Edwin G. Marshall
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edwin G. Marshall and Tommy E. Auger, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Edwin G. Marshall	July 17, 2014
Edwin G. Marshall
Chairman and Chief Executive Officer
(Principal Executive Officer)

/s/ Tommy E. Auger	July 17, 2014
Tommy E. Auger
Chief Financial Officer
(Principal Accounting Officer)

/s/ Michael E. Shannon	July 17, 2014
Michael E. Shannon, Director

/s/ Daniel D. Hoyt	July 17, 2014
Daniel D. Hoyt, Director

/s/ Richard G. Solomon	July 17, 2014
Richard G. Solomon, Director

/s/ David A. Esposito	July 17, 2014
David A. Esposito, Director

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1	Medizone International, Inc. 2014 Equity Incentive Plan

5.1	Opinion of Counsel employed by Medizone International, Inc.

23.1	Consent of Counsel employed by Medizone International, Inc. (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm